Exhibit 10.50
Amendment to License and Collaboration Agreement
        This AMENDMENT TO LICENSE AND COLLABORATION AGREEMENT (this “Amendment”), dated as of November 22, 2019, is entered into between Alnylam Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (“Alnylam”), and The Medicines Company, a corporation organized and existing under the laws of Delaware (“MedCo”) (each individually a “Party” and, collectively, the “Parties”).
W I T N E S S E T H
        WHEREAS, the Parties entered into a License and Collaboration Agreement, effective as of February 3, 2013 (the “Original Agreement”), pursuant to which the Parties agreed to collaborate in the development of certain proprietary therapeutic products targeting the human PCSK9 gene; and
        WHEREAS, the Parties desire to amend the Original Agreement as set forth in this Amendment.
        NOW THEREFORE, in consideration of the premises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:
Section 1.01Amendment. Effective as of the consummation of the Change of Control of MedCo pursuant to the Agreement and Plan of Merger by and among MedCo, Novartis AG and Medusa Merger Corporation, to be entered into promptly following the date of this Amendment, as may be amended from time to time (the “Merger Agreement”, and such time of consummation, the “Acquisition Effective Time”), Section 6.7 of the Original Agreement is hereby replaced in full with the following:
6.7 No Reach Through to Acquirer IP. Notwithstanding anything in this Agreement to the contrary, following the closing of a Change of Control of a Party (the “Acquired Party”), the Parties agree that the other Party (the “Non-Acquired Party”) shall not obtain rights or access to the Patent Rights or Know-How controlled by the Acquirer (as defined below) or any of the Affiliates of such Acquirer (other than the Acquired Party and its Affiliates which exist immediately prior to the closing of such Change of Control (such Affiliates, the “Pre-Existing Affiliates”)), other than with respect to, (a) when MedCo is an Acquired Party, (i) all MedCo Improvements, Joint Collaboration IP, MedCo Collaboration IP, MedCo Patent Rights, MedCo Know-How and MedCo Technology and (ii) the terms in Section 12.3, in each case ((i) and (ii)) with references to Medco and its Affiliates in those six definitions and Section 12.3 including the Acquirer and all its Affiliates (including, for clarity, MedCo and its Pre-Existing Affiliates after the closing of a Change of Control of MedCo), and (b) when Alnylam is an Acquired Party, all Alnylam Collaboration IP and Joint Collaboration IP with references to Alnylam and its Affiliates in those two definitions including the Acquirer and all of its Affiliates (including, for clarity, Alnylam and its Pre-Existing Affiliates after the closing of a

Change of Control of Alnylam); and, in each case ((a)-(b)), the Acquirer and its Affiliates (other than the Acquired Party and its Pre-Existing Affiliates) shall be bound by the restrictions set forth in Section 9.5.1 only with respect to any siRNA Product (but not any non-siRNA compound or molecule). For clarity but without limitation, the Non-Acquired Party’s rights in all Patent Rights and Know-How Controlled by the Acquired Party or any of its Pre-Existing Affiliates, which Patent Rights and Know-How exist as of the date of the closing of such Change of Control and are then licensed hereunder to the Non-Acquired Party, shall remain licensed to such Non-Acquired Party after the date of the closing of such Change of Control in accordance with and subject to the terms and conditions of this Agreement and shall not be affected in any manner by virtue of such Change of Control. “Acquirer” means, with respect to the Acquired Party, the Third Party that acquires such Acquired Party or its direct or indirect controlling Affiliate, or that acquires all or substantially all of the assets of the Acquired Party or its direct or indirect controlling Affiliate.
Section 1.02Amendment to Schedules. Effective as of the Acquisition Effective Time, Schedule C-2 of the Original Agreement is hereby amended to include U.S. Patent No. 10,125,369, U.S. Patent Application No. 15/895023, and all Patent Rights (as defined in the Original Agreement) that claim priority to or have common priority with any of the foregoing.
Section 1.03Termination. This Amendment shall terminate and be of no further force and effect upon the termination of the Merger Agreement prior to the consummation of the Change of Control of MedCo contemplated therein.
Section 1.04Miscellaneous. Except as expressly amended by this Amendment, the Original Agreement remains in full force and effect. This Amendment contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof. This Amendment shall be construed and the respective rights of the Parties determined in accordance with the substantive laws of the State of New York, notwithstanding any provisions of New York law governing conflicts of laws to the contrary, and the patent laws of the relevant jurisdiction without reference to any rules of conflict of laws. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date first written above.

Alnylam Pharmaceuticals, Inc.

By:	/s/ Laurie B. Keating
	Name:	Laurie B. Keating
	Title:	EVP, Chief Legal Officer

The Medicines Company

By:	/s/ Mark Timney
	Name:	Mark Timney
	Title:	CEO

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